[LETTERHEAD OF NATIONAL CITY MORTGAGE]


              MANAGEMENT'S ASSERTION ON COMPLIANCE WITH REGULATION AB CRITERIA

National City Mortgage Co. (the "Asserting Party") is responsible for assessing compliance, as of and for the year ended December 31, 2006 (the "Reporting Period"), with the servicing criteria set forth in Item 1122(d) of Regulation AB, excluding the criteria set forth in item 1122(d)(1)(iii), 1122(d)(3)(i)(C) and 1122(d)(4)(ii)(xv) which the Asserting Party has concluded are not applicable to the activities it performs, either directly or through its Vendors, with respect to the residential mortgage-backed securities transactions covered by this report (such criteria, the "Applicable Servicing Criteria"). The transactions covered by this report include all residential mortgage-backed securities that were completed on or after January 1, 2006 that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Platform"), as listed on Appendix A.

The Asserting Party has engaged certain vendors ("Vendors") to perform specific, limited or scripted activities as of and for the year ended December 31, 2006. The Asserting Party has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each Vendor. The Asserting Party is responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the Vendors and related criteria. The Asserting Party elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors for servicing criteria 1122(d)(4)(xi) and 1122(d)(4)(xii).

The  Asserting  Party has obtained an assertion of management  and  accompanying
1122  attestation   report  from  the  Vendor  performing   servicing   criteria
1122(d)(2)(i) and 1122(d)(4)(iv).

The Asserting Party has assessed compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that it has complied, in all material respects, with the Applicable Servicing Criteria during the Reporting Period with respect to the Platform taken as a whole, except as noted below:

There were 29 possible instances where the Asserting Party did not prepare default loan data reports for the master servicer within the timeframes set forth in the transaction agreements as required in section 1122(d)(3)(i)(A). All other loan level reports were completed as required.

Ernst & Young LLP, an independent registered public accounting firm, has issued an attestation report for the Platform on the Asserting Party's assessment of compliance with the Applicable Servicing Criteria as of and for the Reporting Period as set forth in this assertion.

National City Mortgage Co., as Servicer

By: /s/ T. Jackson Case, Jr.                Date:  March 13, 2007
Name:   T. Jackson Case, Jr.
Title:  Executive Vice President


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                                   Appendix A
DEAL NAME
ARMT  2006-2
BAFC  2006-1
BAFC  2006-2
BAFC 2006-3
BAFC 2006-4
BAFC 2006-5 B
AFC 2006-A
BAFC 2006-I
Bayview  2006-C
BSABS  2006-AC3
BSABS  2006-AC5
CMLTI 2006-4
CMLTI  2006-AR3
CMLTI  2006-AR5
CSMC 2006-3
DBALT  2006-AB2
DBALT 2006-AB4
DBALT 2006-AF1
DBALT 2006-AR1
DBALT 2006-AR5
GSAA 2006-11
GSAA 2006-12
GSAA  2006-14
GSAA 2006-16
GSAA 2006-3
GSAA 2006-5
GSAA 2006-9
GSAA 2006-20
GSR 2006-AR1
GSR 2006-8F
GSR 2006-9F
GSR 2006-AR2
JPALT 2006-S4
JPMMT 2006-S1
JPMMT 2006-S3
JPMMT 2006-S4
LMT 2006-6
LMT 2006-7
LXS  2006-20
MASTR  2006-1
MASTR 2006-3
MLMI 2006-A3
MLMI 2006-A4
MLMI 2006-F1
PRIME 2006-1
PRIME  2006-CL1
RESI 2006-B
RFC 2006-QA4
RFC  2006-QA5
RFC  2006-QA11
RFC 2006-QS1
RFC 2006-QS2
RFC2006-QS3
RFC  2006-QS4
RFC 2006-QS5
RFC 2006-QS6
RFC 2006-QS7
FC 2006-QS8
RFC 2006-QS10
RFC 2006-QS11
RFC 2006-QS12
RFC 2006-QS13
RFC 2006-QS16
RFC 2006-QS17
RFC  2006-QS18
RFC 2006-RZ3
RFC 2006-S10
RFC 2006-S11
RFC 2006-S12
SAMI 2006-AR3
WMLT 2006-A
WMLT 2006-ALT1